Document Security Systems, Inc. Completes Spin-Off of Legalstore.com Division
October 8, 2009
Plans Stock Dividend Award to Company Shareholders of Newly-Formed Internet Web Property

ROCHESTER, New York – October 8, 2009, Document Security Systems, Inc. (NYSE Amex: DMC; "DSS"), a world leader in the development and manufacturing of optical deterrent and authentication technologies that help prevent counterfeiting and brand fraud reported today that it has sold the assets of its wholly-owned Web property business “Legalstore.com,” to Internet Media Services, Inc. (“IMS”).

Under the terms of the Asset Purchase Agreement for the transaction, IMS acquired the Web property and related assets commonly referred to as the LegalStore.com from DSS in exchange for 7,500,000 shares of IMS common stock, which represents approximately 37% of the outstanding shares of IMS on the closing date. DSS intends to distribute its shares of IMS to its shareholders in the form of a dividend over the course of the next year. Please note that in order to receive the dividend Document Security Systems shareholders will be required to physically submit their current DSS stock certificates. At that time, additional and specific details regarding the stock dividend and submission of shareholders certificate(s) will be announced.

Patrick White, Chief Executive Officer and President of Document Security Systems, Inc., stated “We are very pleased that this transaction, which we announced in June 2009, has closed right on schedule. The efforts of IMS during this process have been impressive and we are confident that the IMS management team is focused on expanding LegalStore’s market share and will be deliberate in executing the growth of the LegalStore business model. We believe selling the LegalStore to IMS is in the best interest of our shareholders and that the stock dividend, when consummated, will provide an attractive opportunity for DSS shareholders.”

Raymond Meyers, Chief Executive Officer of Internet Media Services, Inc. stated: “We are excited to make LegalStore.com our anchor Web property in our legal vertical channel, one of 17 vertical channels we have identified and plan to develop. We have started to execute our comprehensive Legalstore.com business plan, including the successful launch of the new LegalStore.com Website (www.legalstore.com). Over the next few months, we plan to increase our Web marketing and advertising activities at both the local and national levels. We expect these efforts will allow us to be properly positioned to take full advantage of the many market opportunities created by this acquisition. Our goal for LegalStore.com is to create a higher quality, cost effective alternative to our current competitors and to evaluate entering markets that LegalStore has traditionally not addressed, such as the Legalzoom.com service model.”

LegalStore.com (www.legalstore.com) carries the world's largest selection of legal forms, traditional and hard to find office supplies, and custom products for every type of business in any industry. Legal Store was originally formed in 1949 to provide law firm supplies to the legal sector. With growing demand, it broadened its reach to general businesses requiring standard and unique office products. In 2003, Legal Store transitioned to an e-commerce Website, LegalStore.com. With numerous years of experience, the organization’s personnel are experts in all forms of legal and office supplies used in today’s modern businesses.

Internet Media Services, Inc. (“IMS”), (www.internetmediaservices.com), a Delaware corporation, is a targeted Internet media company that plans to specialize in acquiring, developing, marketing and monetizing Web properties in vertically defined markets. Established by Internet industry veterans, IMS has developed a straight forward business strategy. IMS plans to acquire existing Web properties, marry them with premium domain names, develop additional services to be offered through the Web property, and apply proprietary marketing methods. As a basic principle in its strategy, IMS will only develop those vertical segments that allow for the greatest opportunity for success as defined by IMS’s proprietary Web property acquisition model.

Safe Harbor Statement
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding expected benefits from the sale of the Legalstore.com business, the planned dividend of shares received in the transaction, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions, all of which involve uncertainty and risk. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. It is possible the Company's performance in these matters may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

About Document Security Systems, Inc
Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets.

More information about Document Security Systems, Inc. can be found at www.documentsecurity.com and www.plasticprintingprofessionals.com, www.protectedpaper.com, and www.dpirochester.com

For information contact:
Contact: Jody Jansen
Company: Document Security Systems, Inc.
Title: Shareholder Relations
Voice: 585-232-5440